THOMAS J. HARRIS

CERTIFIED PUBLIC ACCOUNTANT

3901 STONE WAY N., SUITE 202

SEATTLE, WA  98103

206.547.6050

May 13, 2009

Kenneth Martin, President

Hitor Group, Inc.

13221 Redmond Way

Redmond, WA 98052

Dear Mr. Martin:

I have had a chance to review the Amended 8-K filed May 8, 2009, and I agree with the statements included therein.

If you have any questions regarding this matter please do not hesitate to contact me.

Thomas J Harris CPA